UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

July 19, 2016

Date of Report (Date of earliest event reported)

B GREEN INNOVATIONS, INC.

(Exact name of registrant as specified in its charter)

New Jersey	333-120490	20-1862731
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

750 Highway 34, Matawan, New Jersey	07747
(Address of principal executive offices)	(Zip Code)

(732) 696-9333

Registrant’s telephone number, including area code

_____________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On July 19, 2016, the registrant’s Board of Directors entered into a Debt Conversion Agreement (the “Agreement”) with Jerome Mahoney. As per the terms of the Agreement, Mr. Mahoney has agreed to accept 46,183,794 restricted shares (the “Debt Shares”) of B Green Innovations, Inc. (the “Company”) in satisfaction of amounts due to Mr. Mahoney from all cash loans and other payments made to creditors by Mr. Mahoney on behalf of the Company. Following the Agreement, the total debt owed to Mr. Mahoney has been paid in full, including all principal and accrued interest. (See Exhibit 10.3)

In addition, on July 19, 2016, the registrant’s Board of Directors entered into a Debt Conversion Agreement (the “Agreement”) with Meritz & Muenz, LLP (MMLLP). As per the terms of the Agreement, MMLLP has agreed to accept 46,183,794 restricted shares (the “Debt Shares”) of the Company in satisfaction of amounts due to MMLLP from all cash loans and other payments made to creditors by MMLLP on behalf of the Company. Following the Agreement, the total debt owed to MMLLP has been paid in full, including all principal and accrued interest. (See Exhibit 10.4)

The total debt settled with above mentioned creditors exceeds $800.000

ITEM 5.01 CHANGES IN CONTROL OF REGISTRANT

On July 19, 2016, a change in control of the Company occurred by virtue of the Company's largest shareholder, President and CEO, Jerome Mahoney selling 761,922 shares of the Company's 3% Series A Preferred stock to the Mina Mar Group, Inc (C/O Miro Zecevic) Such shares represent 100% of the Company's total issued and outstanding shares of 3% Series A Preferred stock. As part of the sale of the shares, Mr. Mahoney arranged with Mina Mar Group, Inc. prior to resigning as the sole Officer and member of the Company's Board of Directors and to appoint new officers and directors of the Company (see Item 5.02 below and Exhibit 10.2) On July 29, 2016 Mina Mar Group Inc,as a preferred shareholder entered into an agreement with a Chinese based special purpose company (SPC) organization which amongst other things will pave the way for the company to restructure and eliminate all debts and change its business model and operations from an environmental distribution company to a medical supplement company. The SPC also appointed Mina Mar Group, Inc (C/O Miro Zecevic) with the power of operational agreement to carry out all necessary corporate actions as outlined in ITEM 7.01 on behalf of the new incoming management and preferred shareholder.

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

Effective August 7, 2016, the Company accepted the resignation of Jerome Mahoney as the sole Officer of the Company and as the sole member of the Company’s Board of Directors. The resignation of Mr. Mahoney was not due to any disagreement with the Company on any matter relating to its operations, policies or practices. Simultaneously, Ms. Miro Zecevic, was elected as the Company’s sole Officer and sole member of the Company’s Board of Directors.

Miro Zecevic has extensive knowledge in micro cap public companies. Mr. Zecevic has experience in restructuring companies, investment banking, investor relations, marketing media and corporate compliance. Mr. Zecevic was CEO and founder of a successful investment relations firm where he incorporated over 300 employees in Europe and Canada. He helped many small public companies achieve success through media awareness and regulatory compliance services. In addition, Mr. Zecevic has held officer and director positions in several public and private companies.

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ITEM 5.03    AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR

On August 1, 2016, the Company filed an Amendment to the Articles of Incorporation with the New Jersey SOS whereby Article III, Preferred Stock, Section C (3) was amended and restated. (See Exhibit 10.5)

On August 23, 2016 the Company formalized an operational agreement with its current in transition CEO Miro Zecevic which will allow the management to do any needful corporate actions to restructure the company and prepare the company for future expansions and operations including any China based operations moving forward without the need to obtain any prior notice from any current or interim or incoming Board Members.

ITEM 7.01 REGULATION FD DISCLOSURE

The Company has also secured a $500,000 line of credit with its majority shareholder, Mina Mar Group, Inc., for the purpose of setting up the SPC company to be China law compliant and restructuring and negotiating the settlement of all outstanding debt with its creditors. The debt settlement and SPC is condition precedent in finalizing the change of control of preferred shares and commencement of Pharma and China based operation’s. However, if the Company cannot come to an agreeable settlement with its creditors, it intends to seek protection under Chapter 11 reorganizational proceedings. In the event the current management cannot or unwilling to secure a SPC company for the Company and the reorganizational proceedings become cost prohibitive the Company intends to deregister from being a reporting issuer and will report its activities with OTC Markets via alternative reporting methods.

In the interim and in an effort to lower operating costs and streamline the administrative process, the Company’s New Jersey office has been temporarily relocated to the interim majority shareholder’s corporate offices at 224 Datura Street, West Palm Beach, FL, 33401

The Company will affect a name change and reverse stock split of 2,000:1 ratio for its common stock during its corporate reorganizational proceedings.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(a)	Not applicable.

(b)	Exhibits.

10.2 Stock Purchase Agreement, between the Jerome Mahoney and Miro Zecevic dated July 19, 2016.
10.3 Debt Conversion Agreement, between Registrant and Jerome Mahoney dated July 19, 2016.*
10.4 Debt Conversion Agreement, between Registrant and Meritz & Muenz, LLP dated 19, 2016.*
10.5 Amendment to the Certificate of Incorporation*

___________________

*To be filed by amendment

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

B GREEN INNOVATIONS, INC.

DATE: August 24, 2016

By: /s/ Miro Zecevic

Name: Miro Zecevic

Title: President

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